[OBJECT OMITTED: PARAGON TRADE BRANDS, INC. LOGO]


                                                                October 29, 1999


Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Paragon Trade Brands, Inc. (the "Company"), at 9:00 a.m. on Monday, November 29, 1999, at the Hotel Inter-Continental New York, located at 111 East 48th Street, New York, New York.

     The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow provide details of the business to be conducted at the Annual Meeting.

     The Company has been notified pursuant to its By-laws that a stockholder of the Company intends to make a proposal at the Annual Meeting that the entire Board of Directors be removed and replaced by himself and two other individuals nominated by such shareholder For the reasons outlined in the Proxy Statement, the Company plans to oppose any such proposal and the election of such individuals.

     Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by completing, signing, dating and returning your proxy card in the enclosed envelope as soon as possible.

                                            Sincerely,



                                            Bobby V. Abraham
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER













--------------------------------------------------------------------------------
                                    IMPORTANT

A proxy card is enclosed. All stockholders are urged to complete, sign, date and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any stockholder attending the Annual Meeting may revoke his or her signed proxy and personally vote on all matters that are considered.
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 29, 1999

To the Stockholders:

    The 1999 Annual Meeting of Stockholders of Paragon Trade Brands, Inc. (the "Company") will be held at 9:00 a.m. on Monday, November 29, 1999, at the Hotel Inter-Continental New York located at 111 East 48th Street, New York, New York, for the following purposes:

    1. To elect two Class III directors for terms expiring in 2002, and

    2. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

    The nominees for election as directors are named in the enclosed Proxy Statement.

    The Record Date for the Annual Meeting is October 1, 1999. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.

    ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT, EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. STOCKHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY.

                                              By Order of the Board of Directors



                                              Catherine O. Hasbrouck
                                              SECRETARY

Norcross, Georgia
October 29, 1999









       THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED
              DECEMBER 27, 1998 ACCOMPANIES THIS PROXY STATEMENT.

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 29, 1999

GENERAL

     The enclosed proxy is solicited by the Board of Directors of Paragon Trade Brands, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held at 9:00 a.m. on Monday, November 29, 1999, at the Hotel Inter-Continental New York, located at 111 East 48th Street, New York, New York, and at any postponement or adjournment thereof (the "1999 Annual Meeting"). Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on October 1, 1999 (the "Record Date") will be entitled to vote at the 1999 Annual Meeting. On that date, the Company had 11,949,715 shares of Common Stock outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote.

    The address of the Company's principal executive offices is 180 Technology Parkway, Norcross, Georgia 30092. This Proxy Statement and the accompanying proxy card are first being mailed to the Company's stockholders on or about October 18, 1999.

VOTING

    The purpose of the 1999 Annual Meeting is to elect two Class III directors for terms expiring in 2002 and to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

    The Company has been notified pursuant to its By-laws that Robin E. Winslow, a stockholder of the Company and Chairman of the Official Committee of Security Holders (the "Equity Committee") in the Company's Chapter 11 case, intends to propose, at the Annual Meeting, a motion calling for the removal of the Company's entire Board of Directors and the election of himself and two other individuals nominated by Mr. Winslow to the Board of Directors (any such motion the "Stockholder Proposal"). Mr. Winslow has indicated that he intends to nominate Matthew S. Metcalfe and Frank E. Williams, Jr., both of whom are also members of the Equity Committee. Messrs. Winslow, Metcalfe and Williams have formed the Committee to Enhance the Value of Paragon for such purpose. If the Stockholder proposal is, in fact, brought before the Annual Meeting in accordance with the Company's By-laws, it will be proper business at the Annual Meeting or any postponement or adjournment thereof.

    For the reasons described below, the Company recommends a vote "FOR" the election of each of the nominees for the Board of Directors named herein and "AGAINST" the Stockholder Proposal. The Company also recommends that stockholders not vote in favor of any nominee for the Board of Directors proposed in connection with the Stockholder Proposal.

    Shares of Common Stock for which proxies are properly executed and returned (and not revoked) prior to the 1999 Annual Meeting will be voted in accordance with the directions noted thereon or, in the absence of directions, will be voted "FOR" the election of each of the nominees for the Board of Directors named herein, provided that if any of such nominees should become unavailable for election for any reason, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose, and "AGAINST" the Stockholder Proposal. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Company's Secretary a written notice of revocation, executing a proxy bearing a later date, or by attending the 1999 Annual Meeting and voting in person. The presence of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum. Shares represented by proxies marked "withhold authority" will be counted as shares present for purposes of establishing a quorum.

    Under Delaware law and the Company's Certificate of Incorporation, the Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of Directors. Accordingly, in the vote on the Stockholder Proposal, withholding authority or abstaining will have the same effect as a vote AGAINST the Stockholder Proposal.

    The nominees for the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy at the 1999 Annual Meeting and entitled to vote shall be elected directors. Therefore, in the election of directors, withholding authority to vote with respect to the nominees will have no effect on the outcome of the election.

BACKGROUND

    The Company has previously disclosed that The Procter & Gamble Company ("P&G") had filed a lawsuit against it in the United States District Court for the District of Delaware alleging that the Company's "Ultra" disposable baby diaper products infringed two of P&G's dual cuff diaper patents. The lawsuit sought injunctive relief, lost profit and royalty damages, treble damages and attorneys' fees and costs. The Company denied liability under the patents and counterclaimed for patent infringement and violation of antitrust laws by P&G. The Company also disclosed that if P&G were to prevail on its claims, an award of all or a substantial amount of the relief requested by P&G could have a material adverse effect on the Company's financial condition and results of operations.

    On December 30, 1997, the District Court issued a Judgment and Opinion (the "Judgment") which found, in essence, two of P&G's dual cuff diaper patents to be valid and infringed by certain of the Company's disposable diaper products, while also rejecting the Company's patent infringement claims against P&G. The District Court had earlier dismissed the Company's antitrust counterclaim on summary judgment. The Judgment entitled P&G to damages based on sales of the Company's diapers containing the "inner-leg gather" feature. While the final damages amount of approximately $178.4 million was not entered by the District Court until June 2, 1998, the Company originally estimated the liability and associated litigation costs to be approximately $200 million. The amount of the award resulted in violation of certain covenants under the Company's then-existing bank loan agreements. As a result, the issuance of the Judgment and the uncertainty it created caused an immediate and critical liquidity issue for the Company.

    On January 6, 1998, the Judgment was entered on the docket in Delaware in such a manner that P&G would have been able to begin placing liens on the Company's assets. As a result, the Company filed for relief under Chapter 11 of the Bankruptcy Code, 11 U.S.C. Section 101 ET SEQ., in the United States Bankruptcy Court for the Northern District of Georgia (Case No. 98-60390) on
January 6, 1998 (the "Chapter 11 filing"). None of the Company's subsidiaries were included in the Chapter 11 filing. The Chapter 11 filing was designed to prevent P&G from placing liens on Company property, permit the Company to appeal the Delaware District Court's decision on the P&G case in an orderly fashion and give the Company the opportunity to resolve liquidated and unliquidated claims against the Company, which arose prior to the Chapter 11 filing. The Company is currently operating as a debtor in possession under the Bankruptcy Code.

    On February 2, 1999, the Company entered into a Settlement Agreement with P&G which fully and finally settles all matters related to the Judgment, the Company's appeal of the Judgment, P&G's motion to find the Company in contempt of the Judgment and P&G's proof of claim filed in the Company's Chapter 11 reorganization case. The P&G Settlement Agreement was approved by the Bankruptcy Court on August 6, 1999. As a part of the P&G settlement, Paragon grants P&G an
allowed   unsecured   prepetition   claim  of  $158.5  million  and  an  allowed
administrative claim of $5 million. As a part of the settlement, the Company has entered into License Agreements for the U.S. and Canada, which are exhibits to the Settlement Agreement, with respect to certain of the patents asserted by P&G in its proof of claim, including those asserted in the Delaware Action. The U.S. and Canadian patent rights licensed by the Company permitted the Company to convert to a dual cuff baby diaper design. The product conversion is complete. In exchange for these rights, the Company pays P&G running royalties on net sales of the licensed products equal to 2 percent through October 2005,
 .75 percent thereafter through October 2006 and .375 percent thereafter through March 2007 in the U.S.; and 2 percent through October 2008 and 1.25 percent thereafter through December 2009 in Canada. The Settlement Agreement also provides, among other things, that P&G will grant the Company and/or its affiliates "most favored licensee" status with respect to patents owned by P&G on the date of the Settlement Agreement or for which an application was pending on that date. In addition, the Company has agreed with P&G that prior to litigating any future patent dispute, the parties will engage in good faith negotiations and will consider arbitrating the dispute before resorting to litigation.

    While the Company believes that the royalty rates being charged by P&G are the same royalties that will be paid by the Company's major store brand competitors for similar patent rights, these royalties, together with royalties to be paid to Kimberly-Clark Corporation ("K-C") described below, have had, and will continue to have, a material adverse impact on the Company's future financial condition and results of operations. While these royalty costs are expected to be partially offset by projected raw material cost savings related to the conversion to a dual cuff design, the Company's overall product costs are expected to increase.

    Under the terms of the P&G Settlement Agreement, once the Bankruptcy Court's August 6, 1999 order becomes a "Final Order," as defined in the Settlement Agreement, the Company will withdraw with prejudice its appeal of the Judgment to the Federal Circuit, and P&G will withdraw with prejudice its motion in Delaware District Court to find the Company in contempt of the Judgment. Because the Bankruptcy Court's August 6, 1999 order has not yet become a Final Order, as defined in the Settlement Agreement, the P&G License Agreements described above are terminable at P&G's option. If the P&G License Agreements are terminated, the Company could be faced with having to convert to a diaper design other than the dual cuff design covered by the licenses. At this time, the Company's only viable alternative product design is the single cuff product which is the subject of P&G's Contempt Motion in Delaware. P&G has informed the Company that it is P&G's present intention, while not waiving any contractual or other legal rights P&G might have, to continue to operate as if the Settlement Agreement has been approved by a Final Order, as defined therein, and not to terminate the licenses.

    The Equity Committee has filed with the United States Federal District Court for the Northern District of Georgia, Atlanta Division (the "Georgia District Court") a notice of appeal of the Bankruptcy Court's approval of the P&G settlement and a motion to expedite briefing on the appeal. On October 14, 1999, the Georgia District Court denied the Equity Committee's motion. In doing so, the Georgia District Court found that the Bankruptcy Court's order approving the P&G settlement was thorough and that the Bankruptcy Court did not abuse its discretion in approving the P&G settlement. The Georgia District Court has offered the Equity Committee the option of consenting to the Georgia District Court's adoption of the Bankruptcy Court's approval order as its own, thereby permitting the Equity Committee to take its appeal of the P&G settlement directly to the 11th Circuit Court of Appeals. The Equity Committee has until October 29, 1999 to inform the Georgia District Court of its decision.

    On October 26, 1995, K-C filed a lawsuit against the Company in U.S. District Court in Dallas, Texas, alleging infringement by the Company's products of two K-C patents relating to dual cuffs. The lawsuit sought injunctive relief, royalty damages, treble damages and attorneys' fees and costs. The Company denied liability under the patents and counterclaimed for patent infringement and violation of antitrust laws by K-C. In addition, K-C subsequently sued the Company on another patent issued to K-C which is based upon a further continuation of one of the K-C dual cuff patents asserted in the case.

    On March 19, 1999, the Company entered into a Settlement Agreement with K-C which fully and finally settles all matters related to the Texas action, including the Company's counterclaims, and K-C's proof of claim filed in the Company's Chapter 11 reorganization proceeding. The K-C Settlement Agreement was approved by the Bankruptcy Court on August 6, 1999. Under the terms of the K-C Settlement Agreement, the Company grants K-C an allowed unsecured prepetition claim of $110 million and an allowed administrative claim of $5 million. As a part of the settlement, the Company has entered into License Agreements for the U.S. and Canada, which are exhibits to the Settlement Agreement, with respect to the patents asserted by K-C in the Texas action. The patent rights licensed by the Company from K-C permitted the Company to convert to a dual cuff diaper design. The product conversion is complete. In exchange for these patent rights, the Company pays K-C annual running royalties on net sales of the licensed products in the U.S. and Canada equal to: 2.5 percent of the first $200 million of net sales of the covered diaper products and 1.5 percent of such net sales in excess of $200 million in each calendar year commencing January 1999 through November 2004. The Company has agreed to pay a minimum annual royalty for diaper sales of $5 million, but amounts due on the running royalties will be offset against this minimum. The Company also pays K-C running royalties of 5 percent of net sales of covered training pant products for the same period, but there is no minimum royalty for training pants. As part of the settlement, the Company has granted a royalty-free license to K-C for three patents which the Company claimed in the Texas action K-C infringed.

    While the Company believes that, based on its projected level of sales, the overall effective royalty rate that the Company will pay to K-C is less than the royalty rate that will be paid by the Company's major store brand competitors for similar patent rights, these royalties have had, and will continue to have, together with royalties to be paid to P&G described above, a material adverse impact on the Company's future financial condition and results of operations. While these royalty costs are expected to be partially offset by projected raw material cost savings related to the conversion to a dual cuff product, the Company's overall product costs are expected to increase.

    As a part of the K-C License Agreement, K-C has agreed not to sue the Company on two of K-C's patents related to the use of super-absorbent polymers ("SAP") in diapers and training pants, so long as the Company uses SAP which exhibits certain performance characteristics (the "SAP Safe Harbor"). The Company experienced certain product performance issues the Company believes may have been related to the SAP the Company initially converted to in December of 1998. In February 1999, the Company converted to a new SAP. The Company is encountering increased product costs due to the increased price and usage of the new SAP. While the Company is working diligently with its SAP suppliers to develop a more cost-effective alternative which is still within the SAP Safe Harbor, the Company cannot predict at this time whether or when the added costs, as well as increased promotional and marketing spending, will be fully offset. The Company expects that these increased costs will have a material adverse impact on its financial condition and results of operations for at least 1999 and potentially beyond.

    On August 16, 1999, the Equity Committee filed an emergency motion with the Bankruptcy Court seeking an 80-day stay of the K-C Settlement Agreement pending an appeal by the Equity Committee to the Georgia District Court. The Bankruptcy Court denied the Equity Committee's request, but granted a limited stay through August 25, 1999 to permit the Georgia District Court to consider the matter. On August 24, 1999, the Georgia District Court heard arguments on the Equity Committee's motion for an emergency 80-day stay. At that time, the limited stay was extended to September 3, 1999 by agreement of the parties in order to allow the Georgia District Court to further consider the matter. On September 2, 1999, the Georgia District Court issued an order denying the Equity Committee's motion for an emergency stay. In denying the Equity Committee's request, the Georgia District Court found, among other things, that the Equity Committee had failed to show that it has a substantial likelihood of success on its appeal of the K-C settlement. The Georgia District Court also found that the Bankruptcy Court's order approving the K-C settlement was thorough and that the Bankruptcy Court did not abuse its discretion in approving the K-C settlement. The Georgia District Court offered the Equity Committee the option of consenting to the Georgia District Court's adoption of the Bankruptcy Court's approval order to permit the Equity Committee to take its appeal of the K-C settlement directly to the 11th Circuit Court of Appeals, in which event, the Georgia District Court stated that it would enter a limited stay through October 28, 1999. On September 8, 1999, the Equity Committee consented to the procedure proposed by the Georgia District Court.

    In accordance with the terms of the K-C Settlement Agreement, once the limited stay expires on October 28, 1999, and unless otherwise stayed by the 11th Circuit Court of Appeals, K-C will dismiss with prejudice its complaint in the Texas action, as well as its related filings in the District Court in Georgia, and the Company will simultaneously dismiss with prejudice its counterclaims in the Texas action.

    On August 25, 1999, with the support of the Official Committee of Unsecured Creditors (the "Creditors' Committee"), the Company filed a stand-alone plan of reorganization (the "Plan") with the Bankruptcy Court. The Plan provides an alternative to a proposal by Wellspring Capital Management LLC ("Wellspring"), a private investment company, to acquire the Company as part of a plan of reorganization (the "Wellspring Proposal."). In accordance with Bankruptcy Court-approved auction procedures, an alternative transaction competing with the Wellspring Proposal was proposed to the Company on September 15, 1999. An auction was commenced on September 21, 1999. The auction continued thereafter until the Company, after consultation with the Creditors' Committee, the Equity Committee, P&G and K-C, determined to conclude the auction on October 4, 1999. At the conclusion of the auction, the Company, after consultation with the
Creditors' Committee, the Equity Committee, P&G and K-C, determined that Wellspring had submitted the best bid. On October 15, 1999, the Company and the Creditors' Committee, as co-proponents, jointly filed an amendment to the Plan (the "Amended Plan") which incorporates the Wellspring Proposal, as modified by the Company after consultation with its various creditor constituencies. The Amended Plan also provides that, in the event the proposed Wellspring transaction is not consummated, the proponents may pursue confirmation of a stand-alone plan of reorganization. The Amended Plan specifies, among other things, the type and amount of value to be distributed under either the Wellspring or the stand-alone alternative, as the case may be. The Bankruptcy Court has set a hearing date of November 17, 1999 to consider approval of the Disclosure Statement.

    The Company believes that it is positioned to emerge from Chapter 11 protection in the first quarter of 2000.

    As noted above, the Company has received notice pursuant to its By-laws that Robin E. Winslow, a stockholder and Chairman of the Equity Committee, intends to propose at the Annual Meeting that the entire Board of Directors be removed and replaced by himself and his two nominees: Matthew S. Metcalfe and Frank E. Williams, Jr., both of whom are also members of the Equity Committee. In his notice to the Company, Mr. Winslow indicated that the reason he and Messrs. Metcalfe and Williams wish to replace the current Board is that they question the business judgment of the Board of Directors in managing the operations of the Company and that they object to the Board's approval of the P&G and K-C Settlements.

    The Company intends to oppose the Stockholder Proposal for several reasons. The Company believes that the Board has exercised reasonable business judgment in managing the business and in approving the P&G and K-C Settlements. The Board's reasonable judgment in approving the P&G and K-C Settlements has been upheld by the Bankruptcy Court in its August 6, 1999 approval order and, as described herein, by the Georgia District Court. The Company is confident that once it has heard the Equity Committee's appeals of the P&G and K-C Settlements, the 11th Circuit Court of Appeals will uphold the settlements as a reasonable exercise of the Board's business judgment, as well. Further, the Company is concerned about the conflict of interest inherent in electing three members of the Equity Committee to serve as a new Board of Directors. Given the Company's Chapter 11 case, the Company's Directors owe a fiduciary duty not only to the Company's stockholders, but also to its creditors. The Board of Directors has worked diligently throughout the Chapter 11 case to represent the interests of both constituencies. Placing members of the Equity Committee, who by law have a fiduciary duty only to the Company's stockholders, on the Board of Directors, who by law must represent the interests of stockholders and creditors alike, creates an unavoidable conflict of interest that should disqualify Messrs. Winslow, Metcalfe and Williams, as well as any other member of the Equity Committee, from standing for election. Finally, the Company believes that with the support and guidance of the Board of Directors it has made real progress toward emerging from Chapter 11. As discussed above, the Plan has been filed and a transaction with Wellspring has been accepted. To remove the Board of Directors and replace them with members of the Equity Committee who, at this time are objecting to the Plan and the Wellspring transaction, will only serve to delay the Company's exit from Chapter 11. The Company believes that a delay in emerging from Chapter 11 will further erode the enterprise value of the business and jeopardize the Company's future viability.

    For these reasons, the Company recommends a vote "FOR" each of the Company nominees for the Board of Directors named herein and "AGAINST" the Stockholder Proposal. The Company also recommends that stockholders not vote in favor of any nominee for the Board of Directors nominated in connection with the Stockholder Proposal.

                 ELECTION OF DIRECTORS AND DIRECTOR INFORMATION

    It is intended that votes will be cast pursuant to the accompanying proxy for the election of the nominees named below, who at present are directors of the Company. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees named will be unable to serve if elected.

    The Company's Certificate of Incorporation provides that the Company's directors will be classified, with respect to the term for which they severally hold office, into three classes, each class to be as nearly equal in number as possible, and that at each annual meeting of stockholders of the Company the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the third annual meeting of stockholders after their election by the stockholders. The Board of Directors is authorized to fix the number of directors within the range of one to 15 members; the number currently is four. The nominees named immediately below comprise the class to be elected at the 1999 Annual Meeting for a three-year term expiring at the 2002 annual meeting of stockholders.

NOMINEES FOR ELECTION -- TERM EXPIRES IN 2002

     ADRIAN D.P. BELLAMY. Mr. Bellamy (age 57) has been a director of the Company since February 1996 and has served as a member of the Compensation Committee of the Company's Board of Directors since February 1996 and as its Chairman since November 1996. Mr. Bellamy has also served as a member of the Governance Committee of the Company's Board of Directors and as a member of the Company's Audit Committee since November 1996. Mr. Bellamy formerly served as Chairman and Chief Executive Officer of DFS Group Limited, an international specialty retailer, from 1983 to 1995, and as Chairman and a Director of Airport Group International Holdings LLC, an airport management company, from July 1995 to September 1999. Mr. Bellamy currently serves on the Boards of Directors of The Gap, Inc., a clothing retailer; Gucci Group NV, a manufacturer and retailer; The Body Shop International PLC and its USA subsidiary, Buth-Na-Bodhaige Inc., a skin and hair care products manufacturer and retailer; Williams-Sonoma Inc., a home products retailer; Shaman Pharmaceuticals, Inc., a pharmaceutical developer; and Benckiser N.V., a home products company. Mr. Bellamy has served as Chairman of Gucci Group NV since January 1996.

            Principal Occupation: Nonexecutive Director of Companies

    ROBERT L. SCHUYLER. Mr. Schuyler (age 63) has been a director of the Company since April 1993 and served as Chairman of the Audit Committee of the Company's Board of Directors from May 1993 until November 1996. Mr. Schuyler has also served as a member of the Compensation Committee of the Company's Board of Directors since February 1995, and as Chairman of the Governance Committee of the Company's Board of Directors from November 1996 to February 1999. Mr. Schuyler continues to serve as a member of the Governance Committee, and was reappointed as Chairman of the Audit Committee in February 1999. Mr. Schuyler formerly served as the President of Nisqually Partners, an investment company, from 1991 through 1997. Mr. Schuyler currently serves on the Boards of Montrail, a manufacturer and wholesaler of outdoor footwear; and Grande Alberta Paper, a Canadian pulp and paper development company.

                          Principal Occupation: Retired

CONTINUING DIRECTOR -- TERM EXPIRES IN 2000

    BOBBY V. ABRAHAM. Mr. Abraham (age 58) has been a director and the Chief Executive Officer of the Company since its initial public offering in February 1993, has been Chairman of the Company's Board of Directors since August 1993 and served as President of the Company from its inception until November 1993. Prior to the Company's initial public offering, Mr. Abraham had been President of the Personal Care Products Division of Weyerhaeuser since February 1988.

           Principal Occupation: Chairman and Chief Executive Officer,
                           Paragon Trade Brands, Inc.

CONTINUING DIRECTOR -- TERM EXPIRES IN 2001

    THOMAS B. BOKLUND. Mr. Boklund (age 60) has been a director of the Company since April 1993 and served as Chairman of the Compensation Committee of the Company's Board of Directors from May 1993 until November 1996. Mr. Boklund has served as a member of the Company's Audit Committee since November 1996 and as its Chairman from November 1996 to February 1999. Mr. Boklund has also served as a member of the Governance Committee of the Company's Board of Directors since November 1996, and was appointed its Chairman in February of 1999. Mr. Boklund continues to serve as a member of the Compensation Committee. Mr. Boklund has been the Chief Executive Officer of Oregon Steel Mills, an industrial steel manufacturer, since 1985, and also serves as its Chairman of the Board. Mr. Boklund has announced that he intends to resign as Chief Executive Officer of Oregon Steel Mills effective December 31, 1999. He will remain Chairman of the Board of Oregon Steel Mills.

                 Principal Occupation: Chief Executive Officer,
                               Oregon Steel Mills

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    Four regularly scheduled and twenty (20) special meetings of the Board of Directors were held in fiscal 1998. Each incumbent member of the Board attended at least 75 percent of the Board of Directors and Committee meetings that he was eligible to attend.

    The Company has established standing committees of its Board of Directors, including an Audit Committee, a Compensation Committee and a Governance Committee. Each of these committees is responsible to the full Board of Directors. The functions performed by these committees are summarized as follows:

    AUDIT COMMITTEE. The Audit Committee makes recommendations to the Board of Directors with respect to the engagement of independent public accountants to audit the Company's annual financial statements. In addition, the Audit Committee reviews the Company's accounting and audit practices and procedures and the reports of the independent public accountants. Members of the Audit Committee are Mr. Boklund, Mr. Bellamy and Mr. Schuyler. Mr. Boklund served as Chairman of the Audit Committee in 1998, and until February of 1999, at which time Mr. Schuyler was appointed Chairman of the Audit Committee. The Audit Committee met two times in fiscal 1998 with all incumbent members in attendance.

    COMPENSATION COMMITTEE. The Compensation Committee establishes salaries, incentives and other forms of compensation for the Company's directors and officers. The Compensation Committee also administers the Company's various incentive compensation and benefit plans, and recommends the establishment of policies relating to such plans. Members of the Compensation Committee are Mr. Bellamy (Chairman), Mr. Boklund and Mr. Schuyler. The Compensation Committee met one time in fiscal 1998 with all incumbent members in attendance.

    GOVERNANCE COMMITTEE. The Governance Committee reviews and reports to the full Board on various issues of Board governance, such as Board performance and accountability, new directorships and Board compensation matters. Members of the Governance Committee are Mr. Schuyler, Mr. Bellamy and Mr. Boklund. Mr. Schuyler served as Chairman of the Governance Committee in 1998, and until February 1999, at which time Mr. Boklund was appointed Chairman of the Governance Committee. The Governance Committee did not meet in fiscal 1998.

DIRECTOR COMPENSATION

    FEES. Directors who are employees of the Company do not receive any fees for their services as directors. Directors who are not employees of the Company are paid an annual retainer of $13,000 for serving on the Board of Directors and $2,500 for serving on a committee of the Board of Directors. Each nonemployee director receives an additional fee of $1,000 per day for attending each meeting of the Board of Directors and $750 for attending each meeting of a committee of the Board of Directors. A nonemployee director serving as a committee chairman receives an additional $1,000 per annum.

    OPTIONS. Directors who are not employees of the Company are eligible to receive grants of options to purchase Common Stock under the Company's Stock Option Plan for Non-Employee Directors (the "Director Plan"). Under the Director Plan, each nonemployee director is eligible to automatically receive an option to purchase 5,000 shares of Common Stock on the first business day following his or her initial election as a director of the Company and thereafter is eligible to receive annually, on the first business day following the date of each annual meeting of stockholders of the Company, an option to purchase 2,000 shares of Common Stock, at an exercise price for all grants equal to the fair market value of the Common Stock on the date of grant. The Board has suspended the Director Plan until the Company emerges from Chapter 11 protection and, as such, no options were granted to directors in 1998.

                               EXECUTIVE OFFICERS

    BOBBY V. ABRAHAM. Mr. Abraham (age 58) has been a director and the Chief Executive Officer of the Company since its initial public offering in February 1993 and has been the Chairman of the Company's Board of Directors since August 1993.

    DAVID W. COLE. Mr. Cole (age 52) was appointed President of the Company in September 1999. Prior to that time, Mr. Cole served the Company as President, Sales and Marketing from March 1998, as President and Chief Operating Officer from November 1993 to March 1998, and as Executive Vice President and Chief Operating Officer from February 1993 to November 1993.

    ALAN J. CYRON. Mr. Cyron (age 46) has been the Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company since February 1997. Prior to assuming his current responsibilities, Mr. Cyron had served as Vice President since April 1995 and as Treasurer from May through July 1995. Prior to joining the Company, Mr. Cyron served as Managing Director of Chemical Securities, Inc., a subsidiary of Chemical Banking Corp., from January 1992 through March 1995.

    ROBERT E. MCCLAIN. Mr. McClain (age 50) has been Executive Vice President - Sales and Marketing of the Company since March 1997. Prior to that time, Mr. McClain served the Company as Vice President - Business Development from September 1996 to March 1997. Before joining the Company, Mr. McClain was the Senior Vice President, Sales and Marketing for Nice Pak Products from 1992 to 1996.

     JOHN R. COOK. Mr. Cook (age 57) has been Vice President - Technical Support of the Company since 1998. Prior to that time, Mr. Cook served the Company as Vice President - Quality Management from 1994 to 1998, and as Vice President - R&D from 1992 to 1994.

    KATHY L. EVENSON. Ms. Evenson (age 39) has been Director, Human Resources of the Company since April 1998. Prior to that time, Ms. Evenson served the Company as Director, Compensation and Benefits from February 1998 to April 1998, as Compensation and Benefits Manager from June 1995 to February 1998, and as Supervisor, Compensation and Benefits from June 1994 to June 1995.

    CATHERINE O. HASBROUCK. Ms. Hasbrouck (age 35) has been the Vice President, General Counsel and Secretary of the Company since June 1996. Prior to joining the Company, Ms. Hasbrouck practiced law as an associate with the law firm of Troutman Sanders LLP from January 1992 to June 1996.

    STANLEY LITTMAN. Mr. Littman (age 58) has been Vice President - Technology and Materials of the Company since September 1998. Prior to that time, Mr. Littman served the Company as Vice President - Supply Management from November 1997 to September 1998 and Director, Supply Management from April 1996 through October 1997. Prior to joining the Company, Mr. Littman was employed by Fiberweb, a nonwovens manufacturing company, as Research Director, Medical Fabrics, from 1992 to 1996.

    CHRISTINE I. OLIVER.  Ms. Oliver (age 42) has been Executive Vice  President
- Customer Management of the Company since June 1999. Ms. Oliver also currently serves as President of Paragon Trade Brands (Canada) Inc., a wholly owned subsidiary of the Company, and has served in that position since October 1995. From February 1993 to 1995, Ms. Oliver served as Vice President - Manufacturing for Paragon Trade Brands (Canada) Inc.

    JEFFREY S. SCHOEN. Mr. Schoen (age 39) has been Vice President - Manufacturing of the Company since March 1999. Prior to that time, Mr. Schoen served the Company as a Plant Manager at two of its manufacturing facilities from 1994 to 1998, and as a plant Operations Manager from 1993 to 1994.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Common Stock as of September 30, 1999 by (a) each stockholder known by the Company to be the beneficial owner of more than 5 percent of the Common Stock, (b) the Company's directors, (c) the Company's named executive officers, as defined herein, and
(d) all the Company's directors and executive officers, as a group. Each of the named persons and members of the group has sole voting and investment power with respect to the shares shown, except as otherwise stated.

                                                                BENEFICIAL OWNERSHIP
                                                                --------------------
                                                       AMOUNT AND NATURE OF      PERCENT
           NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP      OF CLASS
           ------------------------------------        --------------------      --------
           Wellington Management Company, LLP.....         1,637,800 (1)           13.71%
             75 State Street
             Boston, MA  02109

           Vanguard Specialized Portfolios -
             Health Care Portfolio................         1,124,100 (2)            9.41%
             P.O. Box 2600
             Valley Forge, PA  19482-2600

           Capital Guardian Trust Company.........         1,042,700 (3)            8.73%
             333 South Hope Street, 55th Floor
             Los Angeles, CA  90071

           The Committee to Enhance the Value of             636,692 (4)            5.33%
           Paragon
             c/o Robin E. Winslow
             440 South LaSalle Street, Suite 1208
             Chicago, IL  60605

           Bobby V. Abraham.......................           282,151 (5)            2.32%
           Adrian D.P. Bellamy....................            12,000 (6)             *
           Thomas B. Boklund......................            14,000 (7)             *
           Robert L. Schuyler.....................            13,100 (7)             *
           David W. Cole..........................           149,158 (8)            1.23%
           Alan J. Cyron..........................            61,860 (9)             *
           Arrigo D. Jezzi........................             1,500 (10)            *
           Robert E. McClain......................            12,514 (11)            *
           All directors and executive officers
           as a group (15 persons)................           496,820 (12)           4.76%
----------

*    Represents holdings of less than 1%.

(1) Wellington Management Company, LLP has shared power to vote 513,700 shares and shared power to dispose of 1,637,800 shares of Common Stock, based on publicly available information reported as of January 29, 1999.

(2) Vanguard Specialized Portfolios - Health Care Portfolio has sole power to vote 1,124,100 shares and shared power to dispose of 1,124,100 shares of Common Stock, based on publicly available information reported as of February 10, 1999.

(3) Capital Guardian Trust Company has sole power to vote 1,042,700 shares and sole power to dispose of 1,042,700 shares of Common Stock, based on publicly available information reported as of February 8, 1999.

                                      -10-

(4) Based on publicly available information reported as of September 27, 1999, the Committee to Enhance the Value of Paragon consists of Robin E. Winslow, Matthew S. Metcalfe and Frank E. Williams, Jr. Mr. Winslow and his wife, as joint tenants, own 422,050 shares of common stock, with shared power to vote and dispose of such shares. Mr. Winslow is the direct owner of and has sole power to vote and dispose of 25,000 shares of common stock. Mr. Winslow is the beneficial owner of and has sole power to vote and dispose of 12,278 shares of common stock held in a simplified employee pension plan and of 64 shares of common stock in an IRA. Dempsey & Company, of which Mr. Winslow is a principal, owns 126,300 shares of common stock, over which Mr. Winslow has shared powers of voting and of disposition but is not otherwise the beneficial owner. Mr. Metcalfe owns directly 10,000 shares of common stock and 15,000 shares of common stock through Airland Corporation, of which Mr. Metcalfe is the principal. Mr. Metcalfe has sole power to vote and dispose of all 25,000 shares of common stock. Mr. Williams has sole power to vote and dispose of 26,000 shares of common stock owned by his father. (5) Includes options to purchase 229,160 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement.

(6) Includes options to purchase 9,000 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement.

(7) Includes options to purchase 13,000 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement.

(8) Includes options to purchase 132,500 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement.

(9) Includes options to purchase 38,750 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement.

(10) Mr. Jezzi resigned his position with the Company effective April 15, 1999. All outstanding options to purchase common stock granted and stock appreciation rights awarded to Mr. Jezzi were terminated in accordance with their terms on July 15, 1999.

(11) Includes stock appreciation rights on 12,500 shares of Common Stock exercisable within 60 days of the date of this Proxy Statement.

(12) Includes options to purchase 475,320 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, and stock appreciation rights on 21,500 shares of Common Stock exercisable within 60 days of the date of this Proxy Statement.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of nonemployee directors. The Committee is responsible for establishing and administering the Company's executive compensation programs.

COMPENSATION POLICIES

     The Committee, as noted above, is composed entirely of nonemployee directors. The Committee is responsible for establishing and administering the Company's executive compensation programs. The Committee establishes compensation according to the following guiding principles:

         (a) Compensation should be directly linked to the Company's operating and financial performance.

         (b)  Total   compensation   should  be  competitive  when  compared  to
     compensation levels of executives of companies against which the Company competes for management.

         (c) Performance-related pay should be a significant component of total compensation, placing a substantial portion of an executive's compensation at risk.

COMPENSATION PRACTICES

     Compensation for executives includes base salary, annual bonuses and long-term incentive awards, including stock options, SARs and restricted stock awards. Consistent with the above principles, a substantial proportion of executive compensation depends on Company performance and on enhancing stockholder value.

     BASE SALARY. The Company uses externally-developed compensation surveys to assign a competitive salary range to each salaried position, including executive positions. The companies included in the survey are selected by the Company's outside compensation consultants and include companies engaged in nondurable manufacturing with annual revenues of between $400 million and $1 billion.

     The Committee sets actual base salary levels for the Company's executives based on recommendations by management. The Committee bases its decisions on the executive's performance, the executive's position in the salary range, the executive's experience and the Company's salary budget.

     ANNUAL BONUS. The Company employs a formal system for developing measures of and evaluating executive performance. Bonuses are determined with reference to quantitative measures established by the Committee each year. At the beginning of each year, the Committee also approves performance targets relating to the quantitative measures that, if achieved, will establish a bonus pool equal to the sum of the individual target bonuses for all executives. The Committee also establishes performance targets that could result in a range of bonus payouts from a minimum of zero to a maximum bonus payout of 200 percent of target bonus. At the end of the year, Company performance, as compared to the quantitative measures described above, determines the bonus pool for the executive group. Target bonuses for individual executives are in the range of 25 percent to 60 percent of base salary. The Committee retains the discretion to adjust any individual bonus if deemed appropriate.

     In the event Company performance exceeds the performance targets established for the maximum 200 percent bonus payout, the bonus pool is funded in excess of such 200 percent payout. Such excess bonus funding is retained by the Company and may be paid out, at the Committee's discretion, in any year in which performance targets are not achieved, if the Committee determines such event to be the result of factors unrelated to management performance.

     In 1998, the quantitative measure for bonus payments was earnings before interest, taxes, depreciation and amortization ("EBITDA"). The maximum possible bonus payout was 200 percent of target. The Company's performance in fiscal 1998, with EBITDA of $58.4 million, satisfied the quantitative measures designed to fund bonuses at 187 percent of target, and the Committee accordingly awarded such bonuses.

     As a result of the Chapter 11 filing, and in recognition of the need to drive the operating performance of the Company and to incent employees to remain with the Company throughout the course of the Chapter 11 proceeding, the Committee altered the Company's existing incentive compensation plans. The revised plans include (i) a retention incentive for employees of the Company, other than the top eight executives, following the Chapter 11 filing and (ii) a Confirmation Retention Plan for Top Eight Executives (the "Confirmation Retention Plan") described herein. See "--Employment Agreements; Change in Control Arrangements: CONFIRMATIOn RETENTION PLAN FOR TOP EIGHT EXECUTIVES." These revised plans were approved by the Bankruptcy Court in August 1998.

     For 1999, the Committee had determined that the quantitative measure for bonus payments would again be EBITDA. The plan provided minimum and target payout levels. There is no upward limit on the maximum payout level.

     Given the Company's financial performance to date in 1999, it has become apparent that there will likely be no bonus payout for 1999. As a result, the Committee has approached the Creditors' Committee seeking its support for a retention plan designed to incent employees to remain with the Company through confirmation of a plan of reorganization and some reasonable transition period thereafter. None of the executives eligible to participate in the Confirmation Retention Plan described herein will be eligible to participate in this new retention plan. Any such retention plan would require Bankruptcy Court approval.

     LONG-TERM INCENTIVES. Long-term incentives are designed to link management reward with the long-term interests of the Company's stockholders. Through 1997, the Committee granted stock options, stock appreciation rights ("SARs") and restricted stock as long-term incentives. Individual stock option awards and SARs were based on level of responsibility, the Company's stock ownership objectives for management and upon the Company's performance versus the financial performance objectives set each year for the annual bonus plan described above. The Company's long-term performance ultimately determines the level of compensation resulting from stock options and SARs, since stock option and SAR value is entirely dependent on the long-term growth of the Common Stock price.

     In 1998, the Committee determined, in connection with the adoption of the Confirmation Retention Plan, that in light of the uncertainties associated with the Chapter 11 process, the Company should discontinue future stock option, SAR grants and restricted stock awards until its emergence from Chapter 11 and, as such, no options, SARs or restricted stock awards were granted to employees for 1998.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's ability to deduct compensation in excess of $1 million paid during a tax year to the Chief Executive Officer and the four other highest paid executive officers of the Company. Certain performance-based compensation is not subject to such deduction limit. Total 1998 compensation for Mr. Abraham exceeded $1 million. The Company intends, at the appropriate time, to qualify stock option and SAR awards for the "performance-based" exception to the $1 million limitation on deductibility and otherwise to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Abraham has served as the Company's Chief Executive Officer since its initial public offering in February 1993. Prior to such time, Mr. Abraham was in charge of the Company's operations as a division of Weyerhaeuser. Mr. Abraham's base salary was realigned in 1996 from prior year levels to $500,000. Pursuant to Mr. Abraham's previous employment agreement entered into at the time of the Company's initial public offering, as amended and restated in 1997, and pursuant to the discretion afforded the Board and the Committee pursuant to Mr. Abraham's current Employment Agreement described below (see "--Employment Agreements; Change in Control Arrangements: CONFIRMATION RETENTION PLAN FOR TOP EIGHT EXECUTIVES"), Mr. Abraham is entitled to receive additional deferred compensation for the first seven years of service as Chief Executive Officer equal to 20 percent of his base salary and incentive awards. As such, a reserve of $216,048 was taken by the Company which represents Mr. Abraham's deferred compensation award for 1998.

     Given the challenges presented by the Company's Chapter 11 filing, the Committee determined to pay all 1998 bonuses based on the corporate EBITDA performance factor, with no adjustment for personal performance. Mr. Abraham's target bonus was $300,000. Based on the Company's EBITDA performance, Mr. Abraham received a 1998 bonus payout of $561,004. Mr. Abraham will also participate in any Confirmation Bonus payable under the Confirmation Retention Plan. See "--Employment Agreements; Change in Control Arrangements:
CONFIRMATION RETENTION PLAN FOR TOP EIGHT EXECUTIVES."

     The Committee has discontinued the use of annual grants of stock options, SARs and restricted stock as incentive compensation for Mr. Abraham until the Company emerges from Chapter 11 protection. In the past, annual stock option grants were determined by reference to the external compensation survey data discussed above, as well as the Company's performance versus the financial performance objectives set each year for the annual bonus plan described above.

                                                   COMPENSATION COMMITTEE



                                                   Adrian D.P. Bellamy, Chairman
                                                   Thomas B. Boklund
                                                   Robert L. Schuyler

STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the cumulative total return on the Common Stock during the period beginning on December 26, 1993 and ending on December 27, 1998, the last day of the Company's 1998 fiscal year, with the cumulative total return on the Standard & Poor's 500 Index and the combined Value Line Household Products and Toiletries/Cosmetics Indices (weighted equally). The comparison assumes $100 was invested on December 26, 1993 in the Common Stock, the Standard & Poor's 500 Index and the combined Value Line Household Products and Toiletries/Cosmetics Indices and assumes reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

[OBJECT OMITTED: STOCK PRICE PERFORMANCE GRAPH]


                                        PERFORMANCE GRAPH DATA POINTS

                                                          CUMULATIVE TOTAL RETURN AS OF:
NAME                                  26-DEC-93   25-DEC-94   31-DEC-95   29-DEC-96    28-DEC-97   27-DEC-98
----                                  ---------   ---------   ---------   ---------    ---------   ---------
PARAGON TRADE BRANDS, INC.             $ 100.00   $  44.92    $  79.24     $ 101.70    $  43.64    $   7.20
Standard & Poor's 500                    100.00     101.60      139.71       172.18      229.65      294.87
Combined Value Line                      100.00     109.45      147.08       196.16      269.10(1)   305.20
  Household Products and
  Toiletries/Cosmetics Indices

--------------

(1) Tambrands, Inc. ("Tambrands") was a member of the Combined Value Line Household Products and Toiletries/Cosmetics Indices for the years
     1993-1996. Tambrands was acquired by The Procter & Gamble Company during 1997 and total return data for 1997 is not available. Tambrands has been removed from the Value Line Household Products and Toiletries/Cosmetics Indices as of 1997.

COMPENSATION OF EXECUTIVES

     The following table discloses information concerning the annual and long-term compensation received by those persons who were, at December 27, 1998, the last day of the Company's 1998 fiscal year, the Company's Chief Executive Officer and four other most highly compensated executive officers on that date (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                     ANNUAL COMPENSATION                    COMPENSATION AWARDS
                            -----------------------------------------       -------------------
                                                              OTHER       RESTRICTED   SECURITIES
                                                              ANNUAL         STOCK     UNDERLYING   ALL OTHER
         NAME AND          FISCAL               BONUS      COMPENSATION    AWARD(S)    OPTIONS/   COMPENSATION
    PRINCIPAL POSITION      YEAR   SALARY($)    ($)(1)        ($)(2)        ($)(3)      SARS(#)      ($)(4)
    ------------------      ----   ---------    ------      ----------     --------     -------    ----------
Bobby V. Abraham......      1998    519,237    561,004            0               0           0      234,191
  Chief Executive Officer   1997    500,006          0            0               0      30,000      104,885
  and Chairman of the       1996    472,151    525,000      186,590         186,562      30,000      215,382
  Board

David W. Cole(5)......      1998    269,537    224,400        9,230               0           0       18,143
  President                 1997    304,954          0       13,985               0      20,000        3,146
                            1996    290,658    221,265       97,244         124,375      20,000       14,459

Alan J. Cyron.........      1998    228,422    210,375            0               0           0       16,318
  Executive Vice            1997    206,612          0        4,615               0      15,000        3,158
  President and             1996    193,865    156,450      212,626          49,750      15,000       12,614
  Chief Financial Officer

Arrigo D. Jezzi(6)....      1998    224,423    210,375            0               0           0       18,289
  Executive Vice            1997    173,679          0       32,179               0      10,000        4,250
  President, Operations,
  Technology and
  International

Robert E. McClain ....      1998    177,355    196,350(7)         0               0           0       12,974
  Executive Vice
  President, Sales and
  Marketing
----------

(1) As a result of the Company's performance in fiscal 1997, no annual bonus payment was made to any of the named executive officers for 1997.

(2) Messrs. Cole and Cyron received tax gross-up payments in 1997 for reimbursements by the Company of taxable relocation expenses incurred in connection with their relocation in 1996 from Washington to Georgia. Amounts paid to Mr. Jezzi include $14,365 for reimbursement of taxable relocation expenses, $6,904 for reimbursement of nontaxable relocation expenses and $10,190 for tax gross-up payments, each made in connection with his relocation in 1997 from Pennsylvania to Georgia. Included in such taxable and nontaxable relocation expenses reported above for Mr. Jezzi were $6,583 in payment of moving expenses and $9,873 reimbursement for loss on the sale of his Pennsylvania residence. Messrs. Abraham, Cole and Cyron recognized income in 1997 in the amounts of $84,721, $13,748 and $24,825, respectively, on the difference between the price paid for shares of the Company's common stock purchased in lieu of the 1996 bonus and the fair market value of those shares on the date of purchase. Additional amounts paid in 1996 to Mr. Abraham were $64,359, $12,725 and $24,786; to Mr. Cole were $37,035, $20,733 and $25,728; and to Mr. Cyron were $118,250, $5,579 and $63,971; in each case, for reimbursement of taxable and nontaxable relocation expenses, and tax gross-up payments, respectively. Payments to Messrs. Abraham and Cole were made in 1996 in connection with relocation of the Company's corporate headquarters from Washington to Georgia. Payments to Mr. Cyron were made in 1996 in connection with his relocation from New York to Washington as a result of joining the Company in 1995, and with his subsequent


                                      -16-

     relocation from Washington to Georgia. Included in such taxable and nontaxable relocation expenses reported above for Mr. Abraham were $29,000 in payment of a home sale bonus and $57,101 in closing costs on the sale of his Washington residence; for Mr. Cole were $21,498 in payment of a home sale bonus, $42,726 in closing costs on the sale of his Washington residence and $20,231 in moving expenses; and for Mr. Cyron were $41,662 in payment for loss on the sale of his Washington residence and $40,707 in closing costs on the sale of his Washington residence.

(3) Restricted stock is valued at the closing price of the Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") on the date of grant. Restricted stock awards are forfeitable and vest, generally, in either two or three equal annual installments from the date of grant, subject to acceleration in the event of certain mergers or consolidations involving the Company, a sale, lease, exchange or other transfer of all or substantially all of the Company's assets, or a liquidation or dissolution of the Company. Such awards may be granted at up to a 20% discount to the market price of the Common Stock on the date of award. A restricted stock award in the amount of $186,562 was made to Mr. Abraham in 1996 in recognition of his efforts relating to the Company's acquisition of the Pope & Talbot disposable diaper business and the investment in Mabesa. A restricted stock award in the amount of $49,750 was made to Mr. Cyron in 1996 in recognition of his efforts in connection with the investment in Mabesa, and such award vested 33.4% on February 19, 1997, 33.3% on February 19, 1998 and 33.3% on February 19, 1999. A restricted stock award in the amount of $124,375 was made to Mr. Cole in 1996 in recognition of his efforts in connection with the integration of the Pope & Talbot disposable diaper business.

     Under ordinary circumstances, recipients of restricted stock are able to pay the tax liability arising upon vesting out of the proceeds of the sale of Common Stock subject to the award. Since the filing of the Company's Chapter 11 proceeding, however, certain corporate insiders have been unable to trade in the Common Stock. As a result, on January 31, 1999 and February 18, 1999, in order to avoid incurring a tax liability in connection with the vesting of certain restricted stock awards, Mr. Abraham forfeited 4,887 shares awarded February 1, 1994 and scheduled to vest on February 1, 1999, and 2,500 shares awarded February 19, 1996 and scheduled to vest on February 19, 1999; and on February 18, 1999, Mr. Cole forfeited 1,666 shares awarded February 19, 1996 and scheduled to vest on February 19, 1999. In addition, on February 13, 1998, Messrs. Abraham and Cole forfeited 22,505 and 13,506 shares of restricted stock, respectively, awarded February 14, 1995 and February 19, 1996 and scheduled to vest on February 16, 1998 and February 19, 1998, respectively.

     On December 27, 1998, Messrs. Abraham, Cole and Cyron held 7,387 shares, 1,666 shares and 666 shares, respectively, of restricted Common Stock, with market values, based on the closing price of the Common Stock as reported on the NYSE on such date, of $17,544, $3,957 and $1,582, respectively. Dividends are payable on restricted stock at the same rate payable to all stockholders.

(4) The amounts shown for fiscal 1998 represent: (i) matching 401(k) contributions under the Paragon Retirement Savings Investment Management Program (the "PRISM Plan") in the amounts of $4,250, $4,250, $4,276, $4,396 and $932 for Messrs. Abraham, Cole, Cyron, Jezzi and McClain, respectively;
     (ii) profit sharing contributions under the PRISM Plan in the amounts of $13,893, $13,893, $12,042, $13,893 and $12,042 for Messrs. Abraham, Cole,
     Cyron, Jezzi and McClain, respectively; and (iii) a $216,048 deferred compensation award for Mr. Abraham under the terms of his employment agreement and as approved by the Creditors' Committee and the Bankruptcy Court.

(5)  Mr. Cole's title from March 1998 to  September 1999 was  "President,  Sales
     and  Marketing."   The  Company's  Board  of  Directors  elected   Mr. Cole
     "President" in September 1999.

(6)  Mr. Jezzi resigned effective as of April 15, 1999.

(7) In addition to amounts earned under the Company's Annual Bonus program, Mr. McClain earned a sales bonus in the amount of $71,210.

                        1998 OPTION GRANTS AND EXERCISES

     There  were  no  option  grants  under  any  of  the  Company's   incentive
compensation  plans in 1998. See "Report of Compensation  Committee on Executive
Compensation: Long-Term Incentives" above.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                       AND
                          FISCAL YEAR-END OPTION VALUES

     The following table provides information on the aggregated option/SAR exercises by named executive officers in 1998 and the value of the named executive officers' unexercised options/SARs at December 27, 1998. No stock options or SARs were exercised by the named executive officers during fiscal 1998.

                          NUMBER OF SECURITIES         NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED       UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
                      OPTIONS AT FISCAL YEAR END(#)  SARS AT FISCAL YEAR-END(#)   AT FISCAL YEAR-END ($)(1)
                      -----------------------------  --------------------------   -------------------------
         NAME           EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
         ----           -----------  -------------   -----------  -------------   -----------  -------------
Bobby V. Abraham...........204,577       47,083          0             0              0             0
David W. Cole..............116,250       31,250          0             0              0             0
Alan J. Cyron.............. 26,250       23,750          0             0              0             0
Arrigo D. Jezzi(2)......... 20,000            0        7,500         12,500           0             0
Robert E. McClain..........      0            0        7,500         12,500           0             0
----------

(1) The value of the options/SARs on December 27, 1998 is based on the average of the high and low sales prices per share of the Common Stock as reported on the NYSE on December 24, 1998 ($2.375). None of the outstanding options or SARs were in the money at December 27, 1998. The number of securities underlying unexercised options and SARs at fiscal year end reported above are corrected from information reported in error in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1998.

(2) Mr. Jezzi resigned his position with the Company effective April 15, 1999. All outstanding options to purchase common stock granted and stock appreciation rights awarded to Mr. Jezzi were terminated in accordance with their terms on July 15, 1999.

EMPLOYMENT AGREEMENTS; CHANGE-IN-CONTROL ARRANGEMENTS

     CONFIRMATION RETENTION PLAN FOR TOP EIGHT EXECUTIVES. In August 1998, the Company received Bankruptcy Court approval of its Confirmation Retention Plan, which had previously been adopted by the Committee. The Confirmation Retention Plan is designed to provide additional incentive for the Company's top eight executives to remain with the Company through the conclusion of the Company's Chapter 11 reorganization proceeding and to ensure their continued dedication and efforts without undue concern for their personal financial and employment security in order to expedite the Company's emergence from Chapter 11. In particular, the Confirmation Retention Plan includes a bonus payable to the top eight executives upon emergence from Chapter 11 (the "Confirmation Bonus") and enhanced severance protection, as described below.

     In conjunction with the Confirmation Retention Plan, each of the top eight executives of the Company, including Mr. Abraham and the other named executive officers, entered into Employment Agreements with the Company which provide, among other things, that the executives are eligible to participate in the Confirmation Retention Plan. These Employment Agreements supersede any prior employment agreement that any of the top eight executives had with the Company.

     Under the Confirmation Retention Plan, the Company shall be obligated to pay the Confirmation Bonus to the eligible executives upon confirmation of a plan of reorganization by the Bankruptcy Court. In order to receive a Confirmation Bonus, an executive must (i) be an active employee of the Company on the date of confirmation of a plan by the Bankruptcy Court, and (ii) must not have been terminated for Cause, as defined in the Confirmation Retention Plan, or have voluntarily resigned from employment on or before the date such Confirmation Bonus is paid. Notwithstanding the foregoing, if an executive's employment with the Company is terminated by reason of death, retirement or disability, or if the executive is terminated for any reason other than Cause, as defined in the Confirmation Retention Plan, the Executive shall receive the Confirmation Bonus if such termination occurs no earlier than three (3) months before the confirmation of a plan of reorganization. If such termination occurs more than three (3) moths before the confirmation of a plan of reorganization, the Board, as defined in the Confirmation Retention Plan, shall have the discretion to award the executive a pro-rata portion of his or her Confirmation Bonus.

     The Confirmation Bonus for each eligible executive shall be equal to the executive's then base salary plus any amounts for which the executive qualified under the Company's 1998 Bonus Plan, subject to a potential enhancement based on the date the Bankruptcy Court confirms a plan of reorganization. Because no plan was confirmed prior to July 15, 1999, there will be no enhancement of the Confirmation Bonus. A minimum aggregate Confirmation Bonus of $2 million shall be immediately paid in cash upon consummation of the plan of reorganization. If the aggregate of all the executives' Confirmation Bonuses exceeds $2 million, the Board shall pay any or all of the excess in common stock of the Company unless the Board determines, in its complete discretion, to pay such amount in cash. Any stock received as part of the Confirmation Bonus shall be fully vested, and the Company shall provide a loan program, secured solely by the shares of stock issued, to assist recipients of the stock with any tax liabilities arising from the receipt of the stock.

     The Confirmation Retention Plan also contains a severance program pursuant to which an eligible executive shall be entitled to receive severance benefits from the Company equal to two times base salary, plus a continuation of benefits for two years, upon a Board Requested Termination, Resignation for Good Reason, or upon a termination based on Permanent Disability or death (each such capitalized term as defined in the Confirmation Retention Plan). In general, severance benefits shall be paid in a lump sum on the last day of employment. No severance benefits shall be paid upon a termination for Cause or upon voluntary termination of employment for any reason other than very limited circumstances specified in the Confirmation Retention Plan. Under the Confirmation Retention Plan, an executive may voluntarily resign and still receive severance benefits if (i) the Company does not make an offer to the executive of continued employment of at least one additional year during the tenth month after confirmation of a plan of reorganization; (ii) the Company does make such an offer, but such offer contains terms that would provide the executive with the option to Resign for Good Reason; or (iii) the executive Resigns for Good Reason. Should the Company make an offer to the executive of continued employment of at least one additional year during the tenth month after confirmation of a plan, which offer does not contain terms that would provide the executive with the option to Resign for Good Reason, and the executive resigns anyway, then the executive shall receive a lump sum equal to only one times the executive's base salary upon termination of employment. The remainder of the severance benefits shall be paid in 12 monthly installments and shall be reduced in an amount equal to the salary compensation received by the executive due to other employment, including fees from consulting services.

     In addition to the above, the terms of the individual employment agreements with the top eight executives also require that each executive diligently perform all acts and duties and furnish such services as are customary for the position that such executive holds. Each of the top eight executives must also comply with a noncompete provision contained in their respective employment agreements which runs during the tenure of the executive's employment and for a period of two years thereafter. Each of the top eight executives was also required, as part of their respective employment agreements, to enter into a confidentiality agreement with the Company. A breach by an executive of his or her obligations under either the employment agreement or the confidentiality agreement will result in a forfeiture of the executive's rights under his or her employment agreement and will make the executive ineligible to participate in the Confirmation Retention Plan.

     Effective April 15, 1999, Arrigo D. Jezzi resigned his position as Executive Vice President - Operations, Technology and International. As a result of his Resignation for Good Reason under his Employment Agreement, Mr. Jezzi is entitled to receive his accrued salary and benefits, vested stock options and restricted stock awards and severance benefits as specified under the Confirmation Retention Plan.

     1993 LONG-TERM PLAN. In the event of a merger, consolidation or acquisition of the Company, a sale or transfer of all or substantially all of the Company's assets, a tender or exchange offer for shares of Common Stock (other than offers by the Company) or other reorganization, as a result of which the Company is not likely to continue as an independent, publicly owned corporation, the 1993 Long-Term Plan provides that the Committee may take such action as it determines necessary or advisable, and fair and equitable to participants, with respect to stock options, SARs and other awards under the 1993 Long-Term Plan. In addition, shares of restricted stock awarded for 1995 in lieu of cash bonuses will become fully exercisable, subject to certain exceptions, in the event of certain mergers or consolidations involving the Company, a sale, lease, exchange or other transfer of all or substantially all of the Company's assets or a liquidation or dissolution of the Company.

     1995 INCENTIVE PLAN. In the event of certain mergers or consolidations involving the Company, a sale, lease, exchange or other transfer of all or substantially all of the Company's assets or a liquidation or dissolution of the Company, outstanding options, SARs and restricted stock under the 1995 Incentive Plan will become fully exercisable, subject to certain exceptions. In addition, the Committee may take such further action as it deems necessary or advisable, and fair to participants, with respect to outstanding awards under the 1995 Incentive Plan.

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP, which audited the Company's accounts for the last fiscal year, has been selected to continue as the Company's independent auditor for the current fiscal year. Representatives of Arthur Andersen LLP are expected to attend the 1999 Annual Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

                             SOLICITATION OF PROXIES

     The proxy card accompanying this Proxy Statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company has retained Georgeson & Company, Inc. to solicit proxies at an approximate cost of $5,500, plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All costs of soliciting proxies will be paid by the Company.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     In accordance with Rule 405 of Regulation S-K of the Securities and Exchange Act of 1934, as amended, the Company has reviewed the Forms 3 and 4 submitted to the Company by and on behalf of its directors and designated officers during and with regard to the 1998 fiscal year. The Company knows of no Forms 3 or 4 untimely filed during and with regard to the 1998 fiscal year, nor is the Company aware of failure on the part of any of its directors or designated officers to file a required form during and with regard to the 1998 fiscal year. Further, the Company has confirmed with each of its directors and designated officers that no form 5 filings are due by them with regard to the 1998 fiscal year.

                                  OTHER MATTERS

     The Company knows of no other matters that are likely to be brought before the 1999 Annual Meeting. If, however, other matters not now known or determined come before the 1999 Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                            PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders to be considered for inclusion in the Proxy Statement and proxy card for the Company's 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company by January 15, 2000. Under the Company's By-Laws, the Company must receive notice of any stockholder proposal no later than the later of the 60th day prior to the 2000 Annual Meeting, or the 10th day following the day on which public announcement of the date of the 2000 Annual Meeting is made in order for the notice to be timely. If the Company does not receive notice of a stockholder proposal prior to the date specified in the foregoing sentence, the Company will retain discretionary voting authority over the proxies returned by stockholders for the 2000 Annual Meeting with respect to such stockholder proposal. Discretionary voting authority is the ability to vote proxies that stockholders have executed and returned to the Company on matters not specifically reflected on the proxy card, and on which stockholders have not had an opportunity to vote by proxy.

                                  ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 27, 1998 is being mailed with this Proxy Statement to each stockholder of record. Additional copies of such report may be obtained by writing or calling Investor Relations at (678) 969-5200.

                                              By Order of the Board of Directors



                                              Catherine O. Hasbrouck
                                              SECRETARY

Norcross, Georgia
October 29, 1999